Exhibit 99.5

Feihe International Announces Completion of Merger

BEIJING, China, June 28, 2013 – Feihe International, Inc. (NYSE: ADY) (“Feihe International” or the “Company”), one of the leading producers and distributors of premium infant formula, milk power and soybean, rice and walnut products in China, today announced the completion of the merger contemplated by the previously announced Agreement and Plan of Merger, dated March 3, 2013 (the “Merger Agreement”), by and among Diamond Infant Formula Holding Limited (“Holdco”), Platinum Infant Formula Holding Limited (“Parent”), Infant Formula Merger Sub Holding Inc. (“Merger Sub”) and the Company. As a result of the merger, Merger Sub merged with and into the Company, with the Company continuing as the surviving company after the merger as a wholly owned subsidiary of Parent.

Under the terms of the Merger Agreement, which was approved by the Company’s shareholders at a special meeting held on June 26, 2013, each share of Company common stock that was outstanding immediately prior to the effective time of the merger has been cancelled in exchange for the right to receive US$7.40 in cash without interest, except for (a) shares of Company common stock owned by Holdco, Parent, Merger Sub, the Company or any its subsidiaries immediately prior to the effective time of the merger, which shares were cancelled for no consideration at the effective time of the merger, and (b) all shares of Company common stock owned by Mr. You-Bin Leng, the Company’s Chief Executive Officer and Chairman, Mr. Hua Liu, the Company’s Vice Chairman and Chief Financial Officer, and Mr. Sheng-Hui Liu, a director of the Company and vice president of one of the Company’s subsidiaries, which shares were contributed to Parent in exchange for newly issued shares of Holdco and cancelled for no consideration prior to the effective time of the merger. In addition, as of the effective time of the merger, each option to purchase Company common stock issued under the Company’s 2003 Stock Incentive Plan and 2009 Stock Incentive Plan, then unexpired and unexercised, was cancelled and converted into the right of the former holder thereof to receive an amount in cash equal to the total number of shares of Company common stock underlying such option multiplied by the amount, if any, by which the per share merger consideration exceeds the exercise price payable per share of Company common stock issuable under such Company option.

Registered shareholders entitled to the merger consideration will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration, and should wait to receive the letter of transmittal before surrendering their share certificates.

The Company also announced today that it requested that trading of its common stock on The New York Stock Exchange (the “NYSE”) be suspended. The Company also requested that the NYSE file a Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister the Company’s registered securities. The Company intends to terminate its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing a Form 15 with the SEC. The Company’s obligation to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, will be suspended immediately as of the filing date of the Form 15 and will cease once the deregistration becomes effective.

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, packed milk and soybean, rice and walnut products in the People’s Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Heilongjiang Feihe Dairy Co. Limited, and other subsidiaries. Founded in 1962, Heilongjiang Feihe Dairy Co. Limited is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang and Shanxi. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, five production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 100,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will,” “should,” “may,” “believes,” “expects” or similar expressions. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company’s control and based upon premises with respect to future business decisions, which are subject to change. The Company assumes no obligation to update any such forward-looking statements.

For more information, please contact:

Renee Ren

+86-10-8457-4688 x8810

renyi@feihe.com